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                                                                      EXHIBIT 99



For Immediate Release       Contact:
November 19, 1999           Steve Fleischer, Bell Atlantic  215-963-6822
                            steve.fleischer@bellatlantic.com


                 Bell Atlantic Terminates Discussions in Mexico

New York, NY - Bell Atlantic today announced that discussions regarding a potential combination of its Nuevo Grupo Iusacell, S.A. de C.V. (NYSE: CEL; BMV:
IUSACELL) wireless properties in Mexico and cellular properties in the four northern regions of the country have been terminated.

"We will continue to explore options to create a nationwide footprint in Mexico through current licenses, acquisitions, joint ventures, or even commercial resale agreements," said Bell Atlantic International Wireless President and CEO Thomas A. Bartlett. "We remain committed to the Mexican market and to Iusacell's ability to sustain industry-leading growth and profitability levels in one of Latin America's most valuable markets."

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The Bell Atlantic Global Wireless Group, a subsidiary of Bell Atlantic
Corporation (NYSE: BEL), is one of the world's largest wireless communications companies, with US wireless operations in 24 states and international investments in Latin America, Europe and the Pacific Rim. Worldwide wireless holdings total 187-million proportionate POPs (people in markets served), with more than half in high-growth international markets like Italy, Mexico, and Greece. The worldwide proportionate wireless customer base totaled more than 10 million as of September 1999. International proportionate subscribers comprise nearly 25% of Bell Atlantic's global wireless customer base.

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